Exhibit 4.14
PRIVILEGED AND CONFIDENTIAL
ATTORNEY-CLIENT COMMUNICATION
_________________________
STOCK PURCHASE AGREEMENT
_________________________
Among
CLAXSON INTERACTIVE GROUP INC,
CLAXSON USA II, INC.
EL SITIO, INC.
SANTORI N.V.
MOREHAVEN INVESTMENTS, INC.,
MADARY S.A.,
TURNER INTERNATIONAL, INC.
TURNER INTERNATIONAL HOLDING COMPANY
and
TURNER INTERNATIONAL LATIN AMERICA NETWORKS LLC
Dated as of December 14, 2006

i

SCHEDULES

A	Sellers and Purchasers of the Shares

B	List of Ancillary Agreements

C	Transition Services Agreements

EXHIBITS

1.01(a)	Sample Statement of Closing Working Capital

1.01(c)	Sellers’ Knowledge

2.04(b)	Form of Transfer Notice

2.04(c)	Form of Resignation

3.01	Shareholder consent

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 14, 2006, by and among Claxson Interactive Group Inc., a British Virgin Islands company (“Claxson”), Claxson USA II, Inc., a Florida corporation (“Claxson USA”), El Sitio, Inc., a British Virgin Islands company (“El Sitio”), Santori N.V., a Netherlands Antilles corporation (“Santori”), Morehaven Investments, Inc., a British Virgin Islands company (“Morehaven”) and Madary S.A., a Uruguayan company (“Madary” , together with, Claxson, Claxson USA, El Sitio, Santori, and Morehaven are referred to herein as the “Sellers”) and Turner International, Inc., a Georgia corporation (“TII”), Turner International Holding Company, a Georgia corporation (“TIHC”) and Turner International Latin America Networks LLC, a Georgia limited liability company (“TILAN” and together with TII and TIHC, the “Purchasers”).
     WHEREAS, the Sellers will cause all the assets and liabilities that comprise the Business (as defined below) that, as of the date of this Agreement, are not owned by or obligations of any Company or any Subsidiary to be transferred to the Companies and Subsidiaries on or prior to Closing (as defined below);
     WHEREAS, the Sellers own the issued and outstanding shares and limited liability company interests (the “Shares”) of the companies (the “Companies”) as set forth across from each Seller’s name on Schedule A attached hereto, which Companies will at the time of the purchase and sale own all of the capital stock of the Subsidiaries (as defined below); and
     WHEREAS, the Sellers wish to sell to the Purchasers, and each Purchaser wishes to purchase from the Sellers, the Shares, all upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchasers hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding, assessment or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, the parties hereby agree that neither the members of the Cisneros Group nor Hicks Muse shall be deemed to be Affiliates of the Sellers.
          “Ancillary Agreements” means the agreements listed on Schedule B attached hereto.

          “Argentine Corporate Law” means the Law applicable to corporations in Argentina, including the applicable regulations of the Public Registry of Commerce and the Comisión Nacional de Valores and Bolsa de Comercio de Buenos Aires.
          “Assets” means the assets and properties of the Companies and the Subsidiaries.
          “Benefit Agreements” means all employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting, Tax gross-up or make-whole, or similar agreements, commitments or obligations between any Seller, any Company, any Subsidiary or any other Affiliate of any Seller and any Participant.
          “Benefit Plans” means all bonus, pension, profit sharing, savings, deferred compensation, incentive compensation, stock or stock based compensation, performance, retirement, vacation, severance, change in control, termination, retention, perquisite, disability, medical or other welfare benefit or other material plans, programs, arrangements or understandings sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Sellers, the Companies, the Subsidiaries or any other Affiliates of any Seller for the benefit of any Participant.
          “Business” means the business of (i) owning, operating and distributing the Company Channels, (ii) distributing the Represented Channels, (iii) providing sales representation and support services for the Represented Channels, and (iv) all other activities related or ancillary thereto, in each case as currently conducted on the date hereof.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Miami, Florida or Atlanta, Georgia.
          “Cisneros Group” means Gustavo Cisneros and/or Ricardo Cisneros and the members of their immediate families and their lineal descendants, any trusts, foundations or other entities established for the benefit of any such persons, and any companies or other entities controlled directly or indirectly by any such persons, including, without limitation, 1945 Carlton Investments LLC and 1947 Carlyle Investments LLC.
          “Closing Working Capital” means Adjusted Current Assets minus Adjusted Current Liabilities. The term “Adjusted Current Assets” means Current Assets excluding Inter-company Indebtedness due from any Seller or any Affiliate of any Seller, as adjusted for such other adjustments, if any, set forth in Exhibit 1.01(a) and the term “Adjusted Current Liabilities” means Current Liabilities excluding Indebtedness and Inter-company Indebtedness due to any Seller or any Affiliate of any Seller, as adjusted for such other adjustments, if any, set forth in Exhibit 1.01(a). The terms “Current Assets” and “Current Liabilities” mean combined current assets and combined current liabilities, respectively, of the Companies and the Subsidiaries on a basis consistent with the Combined Interim Financials (determined in accordance with GAAP).
          “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

          “Combined Financials” means the unaudited combined balance sheet as of December 31, 2004 and December 31, 2005 and the unaudited combined statements of income for the two fiscal years then ended of the Companies and the Subsidiaries.
          “Combined Interim Financials” means the unaudited combined balance sheet as of June 30, 2006 and the unaudited combined statements of income for the six months then ended of the Companies and the Subsidiaries.
          “Company Benefit Plans” means any Benefit Plans sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Companies or the Subsidiaries.
          “Company Channels” means the pay television channels known as Infinito, Fashion TV, HTV, Retro, MuchMusic, Space and I.Sat, which are owned and operated by the Companies and the Subsidiaries.
          “Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.
          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.
          “CTG Interim Financials” means the unaudited consolidated balance sheet of CTG Inversora S.A. and its subsidiaries as of June 30, 2006 and the unaudited consolidated statements of income for the six months then ended.
          “CTG Financials” means the audited consolidated balance sheet of CTG Inversora S.A. and its subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005 and the audited statements of income and cash flows for the three fiscal years then ended.
          “Debt Restructuring Agreements” means collectively (a) the Debt Restructuring and Swap Agreement among Imagen and Nación AFJP S.A., dated March 14, 2003, which has been guaranteed by Claxson, (b) the Debt Restructuring and Swap Agreement among Imagen and Nación Seguros de Vida S.A., dated March 14, 2003, which has been guaranteed by Claxson, (c) the Debt Restructuring and Swap Agreement among Imagen and Nación Seguros de Retiro S.A., dated March 14, 2003, which has been guaranteed by Claxson, (d) the Debt Restructuring and Swap Agreement among Imagen, Claxson and Tasco International S.A., dated April 14, 2005, which has been guaranteed by Claxson, (e) the Payment Agreement among Imagen and Mr. Horacios S. Rozanski, dated April 14, 2005, which has been guaranteed by Claxson, (f) the Debt Acknowledgement Agreement among Mr. Orlando Salvestrini, Imagen and Claxson, dated July 4, 2003, which has been guaranteed by Claxson and (g) the Debt Restructuring and Swap Agreement among Imagen and Financiera Inesur S.A., dated October 18, 2004.

          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, and as amended or supplemented by the Sellers pursuant to the terms hereof, delivered by the Sellers to the Purchasers in connection with this Agreement.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, charge, easement, lease, sublease, covenant, right of way, option, claim, restriction or encumbrance of any kind.
          “EDC Credit Agreement” means the EDC Loan No. 880-ARG-8594 pursuant to that certain Credit Facility dated August 31, 1999, between Imagen and Export Development Canada (formerly Export Development Corporation), as amended by Amending Letter No. 1 dated March 10, 2003, between Imagen and Export Development Canada.
          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.
          “Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.
          “Escrow Agreement” means the escrow agreement, in form and substance reasonably satisfactory to the Sellers and the Purchasers, among the Sellers, the Purchasers and The Bank of New York, as escrow agent.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Taxes” means (i) Taxes imposed on or payable by any Company or any Subsidiary for any taxable period (or portion thereof) that ends on or before the Closing Date; (ii) Taxes attributable to a taxable period (or portion thereof) ending on or before the Closing Date for which any Company or any Subsidiary is liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of any Company or any Subsidiary being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation of the Company or any Subsidiary to indemnify any other Person; provided, however, that Excluded Taxes shall not include (i) Taxes resulting from any breach of any covenant or agreement by the Purchasers contained in this Agreement and (ii) any Taxes to the extent their inclusion in Closing Working Capital would reduce the Purchase Price pursuant to Section 2.02(b).
          “Financial Statements” means the CTG Financials and the Combined Financials, each as set forth in Section 3.06 of the Disclosure Schedule.

          “GAAP” means United States generally accepted accounting principles and practices in effect as of the date of preparation of the relevant financial information and applied on a consistent basis.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hicks Muse” means Hicks, Muse, Tate & Furst Latin America Fund, L.P.; Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.; and HMLA 1-SBS Coinvestors, L.P., which are funds affiliated with HM Capital LLC, which together with Davivo International, HMTF Holdings, and their affiliated funds.
          “Imagen” means Imagen Satelital S.A., an Argentine corporation.
          “Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all other indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments and (d) all indebtedness of others referred to in clauses (a) through (c) of this definition, guaranteed directly or indirectly in any manner by such Person; provided, however, that Inter-company Indebtedness shall not be considered Indebtedness for purposes of this Agreement.
          “Inter-company Indebtedness” shall mean all advances, Indebtedness and receivables between any Company or Subsidiary, on the one hand, and any Seller or any Affiliate of any Seller (other than PTVLA, Contribution SRL, Venus TV, Inc. and Playboy Television B.V.) in respect of receivables that have arisen from bona fide transactions in the ordinary course of the Business consistent with past practice and transactions between any Company or Subsidiary and parties that are not Affiliates of any Seller), on the other hand.
          “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
          “Indemnifying Party” means the Sellers pursuant to Section 9.02 and the Purchasers pursuant to Section 9.03, as the case may be.
          “Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, logos, trade names, corporate names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software developed by any Company or Subsidiary or specifically for any Company or Subsidiary, (d) confidential and proprietary information, including trade secrets and know-how, (e) all registrations and applications for registration of the foregoing and (f) all other forms of intellectual property, whether registered or unregistered.

          “Interim Financial Statements” means the CTG Interim Financials and the Combined Interim Financials, each as set forth in Section 3.06 of the Disclosure Schedule.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by any Company or any Subsidiary, in each case, as tenant, together with, to the extent leased by any Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Licensed Intellectual Property” means Intellectual Property licensed to any Company or any Subsidiary or in respect of which any Company or any Subsidiary is otherwise permitted to use by another Person that is material to the operation of the Business as currently conducted.
          “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the (x) business, Assets, Liabilities, results of operations, or the financial condition of the Companies and the Subsidiaries taken as a whole; (y) ability of the Companies and the Subsidiaries to perform their obligations under this Agreement and the Ancillary Agreements; or (z) ability of the Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries and markets in which the Companies and the Subsidiaries operate (including legal, economic, political and regulatory changes) and that do not specifically relate to or have a disproportionate impact on any Company or Subsidiary, (b) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, and (c) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the written request of the Purchasers.
          “Owned Intellectual Property” means Intellectual Property that is owned by any Company or any Subsidiary that is material to the operation of the Business as currently conducted.

          “Owned Real Property” means the real property in which any Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Participant” means any current or former officer, employee, director, independent contractor or consultant of any Company of any Subsidiary or any Relevant Seller Employee.
          “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest and penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Company or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets to which they relate in the conduct of the Business as presently conducted, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters of record set forth in any state, local or municipal franchise of any Company and any Subsidiary which do not materially interfere with the present use of the Assets to which they relate in the conduct of the Business as presently conducted; and (e) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act .
          “PTVLA” means Playboy TV — Latin America, LLC, a California limited liability company.
          “Purchase Price” means $235,000,000 in cash, as adjusted pursuant to Section 2.02(b).
          “Purchase Price Bank Accounts” means the bank accounts in the United States to be designated by each Seller in a written notice to the Purchasers at least five Business Days before the Closing.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

          “Represented Channels” means the pay television channels known as Playboy TV, Venus, Private, G Channel, Utilisima, Cronica TV, El Canal de la Musica, Venevision Continental and Playboy Lifestyle, if and when launched.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Sellers’ Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual knowledge of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
          “Sellers’ Representative” means Claxson.
          “Service” means the Company Channels and the Represented Channels.
          “Service Subscriber” means each residential or commercial customer of a Service for which any Company or Subsidiary is paid a monthly fee by a distributor.
          “Subsidiaries” means Imagen, Bloomfiel Uruguay S.C.A. (a Uruguayan corporation) and Linberg Management Corp. (a British Virgin Islands corporation).
          “Tax” means any and all forms of taxation or duties imposed, or required to be collected or withheld, including charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority. For the avoidance of doubt, the term “Tax” includes any value added tax.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
     Section 1.02. Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“1998 Indenture”	2.05	(a)
“1998 Indenture Amount”	2.05	(a)
“2002 Indenture”	5.15
“8.75% Senior Notes due 2010”	5.15
“Agreement”	Preamble
“Argentine Companies”	3.03	(b)
“Assignment and Assumption Agreement”	5.09
“Claxson”	Preamble
“Closing”	2.03
“Closing Date”	2.03

Definition	Location
“Closing Date Balance Sheet”	2.06
“Companies”	Recitals
“Confidentiality Agreement”	5.03	(a)
“Contest”	7.05	(b)
“Escrowed Amount”	2.05	(a)
“Existing Stock”	5.05	(b)
“Imagen Employee”	6.01	(b)
“Loss”	9.02
“Material Contracts”	3.17	(a)
“Notice of Objection”	2.06
“Organizational Documents”	3.02
“Permits”	3.19
“Property Taxes”	7.02
“Purchasers”	Preamble
“Purchaser Indemnified Party”	9.02
“Records”	5.13
“Relevant Seller Employee”	6.01	(c)
“Retained Names and Marks”	5.05	(a)
“Sellers”	Preamble
“Seller Indemnified Party”	9.03
“Settlement Accountants”	2.06
“Shares”	Recitals
“Specified Imagen Employees”	6.01	(a)
“Statement”	2.06
“Straddle Period”	7.02
“Third Party Claim”	9.05	(b)
“Transferred Employee”	6.01	(c)
“Transition Services Agreements”	5.07
     Section 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (g) references to a Person are also to its successors and permitted assigns; and
          (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
     Section 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell to the Purchasers the Shares indicated to be sold by it on Schedule A, and each Purchaser shall purchase from each Seller the Shares indicated to be purchased by it on Schedule A.
     Section 2.02. Purchase Price.
          (a) The aggregate purchase price for the Shares owned by each Seller to be sold to the applicable Purchaser shall be the percentage of the Purchase Price as set forth across from such Seller’s name on Schedule A, payable as set forth below in Section 2.05(a) and subject to adjustment as provided in Section 2.02(b).
          (b) The Purchase Price shall be either (A) increased by the amount, if any, by which the Closing Working Capital exceeds $3,400,000 or (B) decreased by the amount, if any, by which $3,400,000 exceeds the Closing Working Capital.
          (c) Within five (5) Business Days after the Closing Date Balance Sheet becomes final and binding, (i) if the Purchase Price is to be increased pursuant to Section 2.02(b), then the Purchasers shall pay to the Sellers, pro rata based on the percentages set forth on Schedule A, the net amount of such adjustments or (ii) if the Purchase Price is to be decreased pursuant to Section 2.02(b), the Sellers shall pay to TII the net amount of such adjustments, in either case, by wire transfer of immediately available funds to either the Purchase Price Bank Accounts or an account specified in writing by the TII, as applicable.
     Section 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 at 10:00 a.m. Miami time on the fifth Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted, the waiver) of those conditions) with a simultaneous closing in Buenos Aires, Argentina or at such other place or at such other time or on such other date as the Sellers and the Purchasers may mutually agree upon in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

     Section 2.04. Closing Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to the Purchasers:
          (a) stock certificates evidencing the Shares sold by such Seller duly endorsed in blank in proper form for transfer, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed; except in respect of the Shares of Imagen, for which newly-issued stock certificates shall be delivered;
          (b) to the extent the transfer of the Shares of any Company requires a transfer notice, a transfer notice addressed to such Company in the form of Exhibit 2.04(b) duly executed by each applicable Seller;
          (c) resignations of the directors and syndics of each Company and each Subsidiary in the form of Exhibit 2.04(c) duly executed by each director and each syndic, if applicable;
          (d) executed counterparts of each Ancillary Agreement to which such Seller is, or is specified to be, a party;
          (e) a true and complete copy, certified by the Secretary or an Assistant Secretary of such Seller, of the resolutions duly and validly adopted by the board of directors of such Seller and the stockholders of such Seller evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby;
          (f) a certificate of the Secretary or an Assistant Secretary of such Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the other documents to be delivered hereunder and thereunder;
          (g) a certificate of a duly authorized officer of such Seller certifying as to the matters set forth in Section 8.02(a);
          (h) a certificate from each of the Companies not including HTV, LLC to the effect that such Company is not a “United States real property holding corporation” for purposes of Section 897 and Section 1445 of the Code and, in the case of HTV, LLC, a certificate from Claxson USA to the effect that Claxson USA is not a foreign person for purposes of Section 1445 of the Code;
          (i) executed releases in the form and substance reasonably satisfactory to Sellers and Purchasers;

          (j) an instrument executed by The Bank of New York, as Trustee pursuant to the 2002 Indenture, evidencing the release of Imagen as guarantor of Claxson’s 8.75% Senior Notes due 2010;
          (k) a copy of the notice of redemption, dated as of the Closing Date, to be given by Claxson to each holder of the 8.75% Senior Notes due 2010 pursuant to Section 3.3 of the 2002 Indenture to redeem all outstanding 8.75% Senior Notes due 2010 in accordance with Section 5.17;
          (l) an instrument executed by The Bank of New York, as Trustee pursuant to the 1998 Indenture, evidencing the satisfaction and discharge of the 1998 Indenture;
          (m) an instrument executed by each counterparty to the Debt Restructuring Agreements acknowledging repayment of all outstanding Indebtedness owed to such counterparty pursuant to the applicable Debt Restructuring Agreement and the satisfaction and discharge of the Debt Restructuring Agreements and the release of Claxson and Imagen from any further obligations pursuant to the Debt Restructuring Agreements;
          (n) an instrument executed by Export Development Canada evidencing the satisfaction and discharge of the EDC Credit Facility;
          (o) evidence that the accumulated losses of Imagen shall not exceed 50% of its capital stock, whether by capitalizing Inter-company Indebtedness owed by Imagen or otherwise, and full compliance with the Buenos Aires Stock Exchange regulations and Argentine Corporate Law; and
          (p) the Sellers shall cause the Companies and the Subsidiaries to hold a meeting of the applicable Board of Directors and shareholders’ or act by written consent to (i) acknowledge and approve of the transfer of the Shares and the registration of such transfer in the respective corporate books of the Companies and Subsidiaries; (ii) to approve the resignations of directors, officers and syndics, if applicable, and the performance of such directors, officers and syndics and (iii) to appoint such directors, officers and syndics that the Purchasers may nominate to hold office in the place of any resigning director, officer and syndics.
     Section 2.05. Closing Deliveries and Actions by the Purchasers. At the Closing the following actions shall be taken:
          (a) the Purchasers shall (i) deliver to The Bank of New York, as escrow agent pursuant to the Escrow Agreement an amount equal to the sum of (A) $35,250,000, an amount equal to 15% of the Purchase Price, (B) an amount necessary to redeem the 8.75% Senior Notes due 2010, at a redemption price equal to their principal amount plus accrued and unpaid interest thereon to the redemption date, in accordance with Section 5.16 and (C) an amount necessary to repay all amounts outstanding with respect to any Indebtedness of the Companies and the Subsidiaries that has not been repaid prior to the Closing Date (such sum, the “Escrowed Amount”) to be held, invested and disbursed pursuant to the terms of the Escrow Agreement, (ii) deliver to The Bank of New York, as Trustee pursuant to that certain Indenture dated April 30, 1998 among Imagen (formerly known as Imasac S.A.), The Bank of New York and certain other parties, as amended by the First Supplemental Indenture dated August 30, 2001 and the Second Supplemental Indenture dated November 6, 2002 (the “1998 Indenture”), an amount necessary to pay and discharge in accordance with Section 8.5 of the 1998 Indenture all amounts outstanding under all outstanding Notes (as defined in the 1998 Indenture), not theretofore delivered to the Trustee for cancellation, (such amount, the “1998 Indenture Amount”) and (iii) pay to the Sellers, pro rata based on the percentages set forth on Schedule A by wire transfer in immediately available funds to the Purchase Price Bank Accounts, an aggregate amount equal to the Purchase Price minus the sum of (x) the Escrowed Amount and (y) the 1998 Indenture Amount;
          (b) executed releases in the form and substance reasonably satisfactory to the Sellers and the Purchasers;
          (c) Purchasers shall cause each Company and each Subsidiary listed in Section 2.05(c) of the Disclosure Schedule to hold a shareholders’ meeting or act by written consent to (i) accept the resignations and approve the performance of the directors and syndics of such Company or Subsidiary, and (ii) appoint the persons selected by Purchaser as directors and syndics of such Company or Subsidiary;
          (d) each Purchaser shall deliver executed counterparts of each Ancillary Agreement to which such Purchaser is, or is specified to be, a party;
          (e) each Purchaser shall deliver a true and complete copy, certified by the Secretary or an Assistant Secretary of such Purchaser, of the resolutions duly and validly adopted by the board of directors of such Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby;
          (f) each Purchaser shall deliver a certificate of the Secretary or an Assistant Secretary of such Purchaser certifying the names and signatures of the officers of such Purchaser authorized to sign this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the other documents to be delivered hereunder and thereunder; and
          (g) each Purchaser shall deliver a certificate of a duly authorized officer of such Purchaser certifying as to the matters set forth in Section 8.01(a).
     Section 2.06. Adjustments. As soon as practicable (and in no event later than 45 days after the Closing Date), Sellers shall cause to be prepared (in accordance with GAAP and prepared in the same way using the same methods as used to prepare the balance sheet contained in the Combined Interim Financials) and delivered to Purchasers an unaudited combined balance sheet of the Companies and the Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”) and a statement (the “Statement”) setting forth calculations of Closing Working Capital, provided, that throughout the period during which the Closing Date Balance Sheet and Statement are prepared, the Purchasers shall (a) afford the Sellers and their authorized representatives reasonable access to the books and records of each Company and each Subsidiary, and (b) furnish to the Sellers and their authorized representatives such additional financial and operating data and other information regarding the Business (or copies thereof), as the Sellers may from time to time reasonably request, for the purposes of preparing the Closing Date Balance Sheet and the Statement. During the 30-day period following the Purchasers’ receipt of the Closing Date Balance Sheet and the Statement, the Purchasers and their independent auditors shall be permitted to review the working papers relating to the Closing Date Balance Sheet and the Statement. If within thirty (30) days following delivery of the Closing Date Balance Sheet and the Statement, the Purchasers have not given Sellers notice of their objection to the Closing Date Balance Sheet or the Statement (a “Notice of Objection”) (which notice must contain a statement of the basis of Purchasers’ objection), then the Closing Date Balance Sheet and the Statement shall become final and binding. If Purchasers give a Notice of Objection, then (x) during the 30-day period following delivery of a Notice of Objection the Sellers and the Purchasers shall seek in good faith to resolve in writing any difference they may have with respect to the matters specified in the Notice of Objection and (y) at the end of such 30-day period the remaining issues in dispute will be submitted to PricewaterhouseCoopers, certified public accountants, or such other nationally recognized independent accounting firm as the Sellers and the Purchasers mutually agree (the “Settlement Accountants”), for resolution. If issues in dispute are submitted to the Settlement Accountants for resolution, (i) each party will furnish to the Settlement Accountants such workpapers and other documents and information relating to the disputed issues as the Settlement Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Settlement Accountants any material relating to the determination and to discuss the determination with the Settlement Accountants; (ii) the determination by the Settlement Accountants, as set forth in a notice delivered to both parties by the Settlement Accountants, will be final and binding on the parties; and (iii) Purchasers and Sellers will each bear 50% of the fees of the Settlement Accountants for such determination.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller hereby represents and warrants, jointly and severally, to the Purchasers, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:
     Section 3.01. Organization, Authority and Qualification of the Sellers. (a) Each Seller is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. To the extent applicable, each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction for which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, or (b) otherwise, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party by each Seller, the performance by each

Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller and, to the extent necessary, its shareholders, including the written consent of shareholders representing a majority of the outstanding shares of Claxson, a copy of which is attached hereto as Exhibit 3.01. This Agreement has been, and upon their execution the Ancillary Agreements to which it is, or is specified to be, a party shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchasers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is, or is specified to be, a party shall constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.
          (b) The only vote of holders of any class or series of shares of Claxson to approve and adopt this Agreement and the transactions contemplated hereby is the authorization of the sale of the Shares pursuant to this Agreement by the holders of a majority of the outstanding shares of Claxson. The affirmative vote of the holders of any class or series of shares of Claxson, or any of them, is not necessary to approve any Ancillary Agreement or any transaction contemplated thereby.
     Section 3.02. Organization Authority and Qualification of the Company, Books and Records. Each Company and each Subsidiary is a corporation, or other legal business entity, duly organized, validly existing and in good standing (to the extent such concept is accepted in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or formation, which jurisdiction is set forth in Section 3.02 of the Disclosure Schedule, and has all necessary corporate power or other power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Company and each Subsidiary is duly licensed or qualified to do business and is in good standing (to the extent such concept is accepted in the relevant jurisdiction) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of each Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) otherwise, individually or in the aggregate, cause a Material Adverse Effect. True and complete copies of the certificate of incorporation, certificate of formation, by-laws, operating agreement or similar organizational documents of each Company and each Subsidiary (collectively, the “Organizational Documents”), and all corporate partnership or company books, records and ledgers and related documentation of each Company and each Subsidiary have been delivered or made available to the Purchasers. Such documents contain true and complete minutes and records of all issuances and transfers of any stock, partnership or other ownership interests in each Company and each Subsidiary, and all minutes and records of all meetings, consents, proceedings, and other actions of the partners, members, shareholders, board of directors and committees of the board of directors of each Company and each Subsidiary since its respective date of incorporation or formation. No Company or any Subsidiary is in breach of any provision of its Organizational Documents.

     Section 3.03. Capitalization; Ownership of Shares. (a) The capitalization of each Company and each Subsidiary is set forth in
Section 3.03(a) of the Disclosure Schedule. As of the date hereof, all of the issued and outstanding shares of capital stock of each Company and each Subsidiary have been duly authorized, validly issued, fully paid and nonassessable, except as set forth in Section 3.03(a) of the Disclosure Schedule, and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 3.03(a) of the Disclosure Schedule, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating any of the Sellers, the Companies or the Subsidiaries to issue, sell or transfer any shares or any other interest in, the Companies or the Subsidiaries. The Shares constitute all the issued and outstanding capital stock of the Companies and are owned of record and beneficially by the Sellers free and clear of all Encumbrances. Except as set forth in Section 3.03(a) of the Disclosure Schedule, all of the capital stock of each Subsidiary is owned directly or indirectly by the Companies free and clear of all Encumbrances. The transfer and delivery of the Shares to the Purchasers as contemplated by this Agreement will transfer good title to the Shares to the Purchasers free and clear of all Encumbrances. Except for its interests in the Subsidiaries and except for the ownership interests set forth in Section 3.03(a) of the Disclosure Schedule, no Company owns, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest.
          (b) All resolutions of the management bodies of each Company and each Subsidiary governed by Argentine law (the “Argentine Companies”), of its board of directors, and of its shareholders have been taken in accordance with the by-laws of the applicable Company or Subsidiary, other than violations that would not individually or in the aggregate adversely affect such Argentine Company, and all applicable Laws and have been duly recorded in the Public Registry of Commerce of the City of Buenos Aires. All decisions in respect of the Argentine Companies that are subject to authorization or ratification by its board of directors, or the general meeting of its shareholders, have been duly authorized and attended, other than as would not individually or in the aggregate adversely affect such Argentine Company. As of the date hereof, no irrevocable capital contributions of the Argentine Companies are pending capitalization pursuant to Argentine Corporate Law and resolutions of the Public Registry of Commerce of the City of Buenos Aires.
          (c) As of the Closing Date, none of the Argentine Companies has a negative net worth that could result in its dissolution nor is it subject to mandatory capital reduction, in each case, pursuant to Argentine Corporate Law.
          (d) Except as set forth in Section 3.03(d) of the Disclosure Schedule, the Argentine Companies comply with the rules of Argentine Corporate Law, the Inspección General de Justicia and the Comisión Nacional de Valores, other than violations that would not individually or in the aggregate adversely affect such Argentine Company.
     Section 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchasers, the execution, delivery and performance by each Seller of this Agreement do not, and the execution, delivery and performance by each Seller and each Company of each Ancillary Agreement to which it is, or is specified to be, a party, will not and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of any

Seller, any Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to any Seller, any Company or any Subsidiary or their respective assets, properties or business, (c) except as set forth in Section 3.04 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any assets or properties of any Seller, any Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Seller, any Company or any Subsidiary is a party or by which any of its respective assets or properties is bound or affected, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, (i) materially and adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (ii) result in a material Liability to the Companies and Subsidiaries taken as a whole.
     Section 3.05. Governmental Consents and Approvals. The execution, delivery and performance by the Sellers of this Agreement and the execution, delivery and performance by each of the Sellers of each Ancillary Agreement to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the filing with the SEC of such reports required by Section 13(a) of the Exchange Act of 1934, as amended, (b) as described in Section 3.05 of the Disclosure Schedule, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements or result in a material Liability to the Companies and Subsidiaries taken as a whole or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchasers or any of their Affiliates.
     Section 3.06. Financial Information. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Companies and the Subsidiaries (except as may be indicated in the notes thereto or in Section 3.06 of the Disclosure Schedule), (ii) present fairly in all material respects the consolidated financial condition, results of operations and, if applicable, cash flows of the Companies and the Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Companies and the Subsidiaries, except for the absence of notes in the case of the Combined Financials and the Interim Financial Statements, provided, that clauses (ii) and (iii) above are subject, in the case of the Interim Financial Statements, to normal recurring year end audit adjustments, the effect of which are not, individually or in the aggregate, material.
     Section 3.07. Absence of Undisclosed Liabilities. There are no Liabilities of any Company or any Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Interim Financial Statements, (b) set forth in Section 3.07 of the Disclosure Schedule or (c) incurred since June 30, 2006 in the ordinary course of business and consistent with past practice of the Companies and the Subsidiaries and not in violation of this Agreement.

     Section 3.08. Conduct in the Ordinary Course. Except as set forth in Section 3.08 of the Disclosure Schedule, since June 30, 2006, the Business has been conducted in the ordinary course consistent with past practice, there has not been any event or occurrence that has resulted in or could reasonably be expected to result in a Material Adverse Effect and none of the Companies or the Subsidiaries have taken any action since June 30, 2006 that, if taken after the date hereof, would constitute a violation of Section 5.01(a) through (x).
     Section 3.09. Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date hereof, there is no material Action by or against any Company or any Subsidiary pending before any Governmental Authority or, to Sellers’ Knowledge, threatened by or against any Company or any Subsidiary. No Company or Subsidiary is a party or subject to or in default under any Governmental Order.
     Section 3.10. Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, each Company and Subsidiary has complied in all material respects with all Laws and Governmental Orders applicable to such Company or Subsidiary.
     Section 3.11. Environmental Matters. Except as disclosed in Section 3.11 of the Disclosure Schedule, to Sellers’ Knowledge, each of the Companies and Subsidiaries is in material compliance with and has no material Liabilities under applicable Environmental Law in connection with owning, using, maintaining or operating its Business or Assets. To Sellers’ Knowledge, each location at which any Company or any Subsidiary operates, or has operated, its business is in material compliance with applicable Environmental Law. There is no material Action pending or, to Sellers’ Knowledge, overtly threatened by any Person alleging that any Company or any Subsidiary is not in material compliance with, or has material Liabilities under, any Environmental Law. Except as disclosed in Section 3.11 of the Disclosure Schedule, each Company and each Subsidiary has obtained and is in compliance in all material respects with all Environmental Permits.
     Section 3.12. Assets Other than Intellectual Property or Real Property. Each of the Companies and the Subsidiaries has good and valid title to all the material assets reflected on the balance sheets contained in Interim Financial Statements or thereafter acquired, other than those set forth in Section 3.12 of the Disclosure Schedule or otherwise disposed of since the date of the balance sheets contained in Interim Financial Statements in the ordinary course of business, in each case free and clear of all Encumbrances other than Permitted Encumbrances. This Section 3.12 does not relate to Intellectual Property, such items being the subject of Section 3.13, or to real property or interests in real property, such items being the subject of Section 3.14.
     Section 3.13. Intellectual Property. Section 3.13 of the Disclosure Schedule sets forth a true and complete list of the pending applications and unexpired registrations and patents forming part of the Owned Intellectual Property and the license agreements relating to Licensed Intellectual Property. All such filings for Owned Intellectual Property are in good standing, without material challenge. The material license agreements relating to Licensed Intellectual Property are in full force and effect, subject to the terms thereof. Except as set forth in

Section 3.13 of the Disclosure Schedule, to the Knowledge of the Sellers, (i) no Person is engaging in any activity that infringes any rights of any Company or any Subsidiary with respect to any Company Intellectual Property in any material respect and (ii) no claim or other challenge has been asserted against any Seller, any Company or any Subsidiary that the use of any Company Intellectual Property by any of them infringes the valid and enforceable Intellectual Property or other rights of any third party. With respect to each item of Owned Intellectual Property, a Company or a Subsidiary is the owner thereof free and clear of all Encumbrances except as noted in Section 3.13 of the Disclosure Schedule. The consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any rights of any Company or any Subsidiary with respect to any Company Intellectual Property in any material respect, except with respect to the Retained Names and Marks and except, with respect to Licensed Intellectual Property, for consents required from licensors of Licensed Intellectual Property as noted in Section 3.13 of the Disclosure Schedule if such consents are not obtained. To the Sellers’ Knowledge, the conduct of the Business as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property or other rights of any other Person. No material claims are pending against any Company or any Subsidiary, or to the Sellers’ Knowledge, threatened, as of the date of this Agreement against any Company or any Subsidiary by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any rights of any Company or any Subsidiary with respect to any Company Intellectual Property, and to the Sellers’ Knowledge, no Company Intellectual Property is subject to any adverse Governmental Order. Except as set forth in Section 3.13 of the Disclosure Schedule, with respect to any Governmental Authority, no maintenance fee, extension fee, application fee, statement of use, extension request or other filing is due or required to be paid or filed on or before the date 30 days after the Closing Date in order to keep the filings for Owned Intellectual Property in effect.
     Section 3.14. Real Property. (a) Section 3.14 of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. Except as described in Section 3.14 of the Disclosure Schedule, (i) the Companies and the Subsidiaries have good and marketable fee simple title to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances and (ii) the Sellers have made available to the Purchasers copies of each deed for each parcel of Owned Real Property to the extent in the Sellers’ possession, control or obtainable through commercially reasonable efforts.
          (b) Section 3.14(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Section 3.14(b) of the Disclosure Schedule, (i) the Sellers have delivered to the Purchasers, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, (ii) there has not been any sublease or assignment entered into by any Company or any Subsidiary in respect of the leases relating to the Leased Real Property and (iii) the Companies and the Subsidiaries have good and valid title to the leasehold estates in all Leased Property.

     Section 3.15. Ownership and Sufficiency of Assets. Except as disclosed in Section 3.15 of the Disclosure Schedule, as of the date hereof and after giving effect to the Assignment and Assumption Agreement, there are no material assets, properties, rights, licenses, Permits or businesses of any kind or description, real, personal or mixed, tangible or intangible, owned, held or used for the conduct of the Business that are not owned by a Company or a Subsidiary or used by them pursuant to valid and existing leases or licenses, and all such owned assets and property, whether tangible or intangible, owned, held or used for the conduct of the Business are free and clear of all Encumbrances other than Permitted Encumbrances.
     Section 3.16. Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule,
          (a) all Tax Returns required to have been filed by or with respect to each Company or any Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns were correct and complete in all material respects;
          (b) all Taxes shown to be payable on such Tax Returns, and all other material Taxes for which any Company or any Subsidiary is or might otherwise be liable, have been paid or will be timely paid, if due prior to the Closing Date;
          (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Company or any Subsidiary that has not been satisfied by payment, settled or withdrawn;
          (d) no election has been filed under Section 341(f) of the Code with respect to any Company or Subsidiary;
          (e) there are no Tax liens on any assets of any Company or any Subsidiary (other than Permitted Encumbrances);
          (f) neither any Company or any Subsidiary is subject to any accumulated earnings tax or personal holding company tax;
          (g) neither any Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return;
          (h) there are no outstanding agreements or waivers of the statutory period of limitations applicable to any Tax Return required to be filed by the Companies or Subsidiaries and for which the Purchasers will be liable;
          (i) each Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws;
          (j) all net operating losses accrued by any Company or any Subsidiary have been certified by the appropriate Governmental Authority to the extent that such certification is required in order to use such losses to offset future income, and such net operating losses have been duly assessed by such Company or Subsidiary in material compliance with local rules in force; and
          (k) all foreign Tax credits obtained by any Company or any Subsidiary are duly supported by their respective receipts in all material respects.

     Section 3.17. Material Contracts. (a) Section 3.17 of the Disclosure Schedule lists each of the following contracts and agreements to which (x) any Company or any Subsidiary is a party or to which any of its respective Assets is or may be subject or otherwise bound, (y) a Seller, any Affiliate of a Seller or any member of the Cisneros Group or Hicks Muse is a party and to which a Company or a Subsidiary has any rights or obligations thereunder or (z) a Seller, any Affiliate of a Seller or any member of the Cisneros Group or Hicks Muse is a party and which relates to the operation of the Business (such contracts and agreements being “Material Contracts”):
     (i) all contracts with independent contractors (including freelancers) or consultants (or similar arrangements) that provide for annual compensation in excess of $100,000 or that are not cancelable without penalty or further payment in excess of $100,000 or without more than 30 days’ notice;
     (ii) all contracts, agreements and instruments relating to Indebtedness or Inter-company Indebtedness, in each case having an outstanding principal amount in excess of $250,000;
     (iii) all material contracts and agreements that limit or purport to limit the ability of any Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or that materially limit the conduct of the business of the Company or any Subsidiary, as presently conducted, including limitations on the ability of any Company or any Subsidiary to enter into other contracts and agreements;
     (iv) all contracts and agreements of any Company or any Subsidiary (including any lease, sublease, license or sublicense) involving total annual payments in excess of $250,000;
     (v) all contracts and agreements between or among any Company or any Subsidiary, on the one hand, and any of (A) any Seller or any Affiliate of a Seller , (B) a member of the Cisneros Group or Hicks Muse or (C) any current or former officer or director of any Company, any Subsidiary, any Seller, any Affiliate of a Seller or any member of the Cisneros Group or Hicks Muse, on the other hand (other than employment agreements covered by clause (vi) below);
     (vi) all written employment contracts and agreements that provide for annual cash compensation in excess of $100,000 and are not terminable by a Company or a Subsidiary by notice of not more than 90 days for a cost of less than $75,000;
     (vii) collective bargaining contracts or agreements with any labor organization, union or association;
     (viii) all contracts, agreements and instruments (including any so called take-or-pay or keepwell agreements) under which (A) any Person (other than a Company or a Subsidiary) has directly or indirectly guaranteed Liabilities of a Company or a Subsidiary or (B) a Company or a Subsidiary has guaranteed Liabilities of any Person (other than a Company or a Subsidiary) (in each case other than endorsements for the purpose of collection in the ordinary course of business);

     (ix) all contracts, agreements and instruments under which a Company or a Subsidiary has made any advance, loan, extension of credit or capital contribution to, or other investment in, including commitments to provide the same, any Person (other than a Company or a Subsidiary and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $250,000;
     (x) all powers of attorney or similar instruments not made in the ordinary course of business to which a Company or a Subsidiary is a party or bound;
     (xi) all contracts and agreements for the sale of any asset of a Company or a Subsidiary (other than inventory sales) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;
     (xii) all contracts and agreements with any Governmental Authority;
     (xiii) all currency exchange, interest rate exchange, commodity exchange or similar contracts and agreements;
     (xiv) all contracts and agreements for any joint venture, partnership or similar arrangement;
     (xv) all advertising sales contracts and agreements with a duration exceeding 12 months;
     (xvi) all contracts and agreements containing a most favored nations clause;
     (xvii) all transmission services agreements to which any Company or any Subsidiary is party;
     (xviii) all contracts and agreements relating to the licensing of any programming for the Company Channels, for which the applicable fees exceed $250,000;
     (xix) all contracts and agreements relating to the production of any programming for the Company Channels, for which the annual expenditure exceeds $100,000;
     (xx) all contracts and agreements containing a change of control provision or such other provision restricting the right of any Company or any Subsidiary to transfer such contract or agreement to the Purchasers; and
     (xxi) all contracts and agreements which generate annual revenues in excess of $300,000 for the distribution of a Service or a portion thereof.

          (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Company or Subsidiary that is a party thereto, as the case may be, and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect and is enforceable by the applicable Company or Subsidiary in accordance with its terms, and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, the applicable Company or Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Material Contracts, and neither any Company nor any Subsidiary is in material breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect. None of the Sellers, the Companies and the Subsidiaries have, except as disclosed in Section 3.17(b) of the Disclosure Schedule, received any notice of any intention of any party to terminate any Material Contract in accordance with an option to do so or as a result of non-compliance. Complete and correct copies of all Material Contracts, together with all modifications and, amendments thereto, have been made available to the Purchasers.
     Section 3.18. Transactions with Affiliates. Except as described in Section 3.18 of the Disclosure Schedule, none of the Material Contracts between any Company or any Subsidiary, on the one hand, and any Seller, any Affiliate of a Seller, or any member of the Cisneros Group or Hicks Muse, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Section 3.18 of the Disclosure Schedule and the Ancillary Agreements, after Closing none of the Sellers, their Affiliates, Cisneros Group nor Hicks Muse will have any interest in any property (real or personal, tangible or intangible) or Material Contract used in or pertaining to the Business.
     Section 3.19. Permits. Except as set forth in Section 3.19 of the Disclosure Schedule, no material license, permit, order or approval of any regulatory body or Governmental Authority (collectively, “Permits”) is required to own or lease any of the Assets or to conduct the Business as the Business is currently conducted, including distribution of the Services. All material Permits of the Companies and the Subsidiaries are set forth in Section 3.19 of the Disclosure Schedule, are in full force and effect, and except as set forth in Section 3.19 of the Disclosure Schedule, none of such Permits will be affected or made subject to any material loss, limitation or any obligation to reapply as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.20. Insurance. The Companies and the Subsidiaries have maintained insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is consistent with industry practice for companies (i) engaged in similar businesses in the applicable jurisdictions in which they operate, and (ii) of at least similar size, to that of the Companies and the Subsidiaries. Section 3.20 of the Disclosure Schedule sets forth a true and complete list of all such insurance policies in effect on the date hereof. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which, individually or in the aggregate, would not cause a Material Adverse Effect.

     Section 3.21. Brokers. Except for Bear, Stearns & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers. The Sellers are solely responsible for the fees and expenses of Bear, Stearns & Co. Inc.
     Section 3.22. Subscription Revenue. Section 3.22 of the Disclosure Schedule sets forth as of June 30, 2006, the number of Service Subscribers for each Service and the monthly fees charged to distributors by the Companies and the Subsidiaries in connection with the distribution of each Service.
     Section 3.23. Employee Benefit Plans and Employee and Labor Matters. (a) Section 3.23(a) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of (i) all Benefit Plans, including a specification of whether each Benefit Plan is a Company Benefit Plan and (ii) all Benefit Agreements. The Sellers have delivered or made available to the Purchasers complete and correct copies of each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof). Each Company Benefit Plan and Benefit Agreement has been administered in compliance in all material respects with its terms. The Companies, the Subsidiaries and all the Company Benefit Plans are in compliance in all material respects with all applicable Laws, the terms of all collective bargaining agreements and the requirements of all group insurance policies.
          (b) Except as provided in Section 3.23(b) of the Disclosure Schedule no Participant will be entitled to (i) (A) any severance, termination, change of control, bonus or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits, or the forgiveness of indebtedness owed by such Participant, in each case as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or in connection with the termination of such Participant’s employment on or after the Closing or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated by this Agreement (alone or in combination with any other event) except in the case of the foregoing clauses (i) and (ii), for any compensation or benefits for which any Seller or any Affiliate of any Seller (other than the Companies and the Subsidiaries) shall be solely liable. Except as provided in Section 3.23(b) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by the Companies and the Subsidiaries with the provisions hereof do not and will not require the funding (whether through a grant or trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Company Benefit Plan, Benefit Agreement or any other employment arrangement and will not result in any breach or violation of, or default under, or limit any Company’s or Subsidiary’s ability to amend, modify or terminate any Company Benefit Plan or Benefit Agreement.

          (c) Section 3.23(c) of the Disclosure Schedule contains a complete and correct list of all current Participants, including their respective titles, annual salaries, target annual bonuses and benefit entitlements, and indicates whether each such Participant is a member of a union (and, if such Participant is a member of a union, provides the name of such union), in each case as of the date of this Agreement. No Participant is on long-term disability leave or extended absence as of the date of this Agreement.
          (d) None of the Companies, the Subsidiaries or any other Person with respect to which any of the Companies or the Subsidiaries is otherwise jointly or severally liable under applicable Law, has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a defined benefit pension plan or that provides for the payment of termination indemnities.
          (e) Except as provided in Section 3.23(e) of the Disclosure Schedule, no Participant is a member of, represented by or otherwise subject to (i) any labor union, works council or similar organization or (ii) any collective bargaining agreement, industry-wide collective agreement or similar collective agreement, in each case with respect to such Participant’s employment by any Seller, any Company, any Subsidiary or any other Affiliate of any Seller, and the Sellers, the Companies, the Subsidiaries and the other Affiliates of the Sellers do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the transactions) with respect to any such organization or agreement. Since December 31, 2003, there has been no, and there currently is no, labor strike, material dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened, against or affecting any of the Companies or the Subsidiaries or with respect to the Relevant Seller Employees.
          (f) Except for employees listed in Section 6.01(c) of the Disclosure Schedule, no employee of a Seller, the Cisneros Group, Hicks Muse or any Affiliate of a Seller other than Imagen is primarily employed in connection with the Business, and all Participants are primarily employed, or primarily provide services, in connection with the Business.
     Section 3.24. Disclaimer of the Sellers. EXCEPT AS SET FORTH IN THIS ARTICLE III (AND AS CONTEMPLATED BY SECTION 8.01(a)), NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANIES, THE SUBSIDIARIES, THE SHARES OR ANY OF THE ASSETS OR THE BUSINESS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASERS AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS, THE COMPANIES AND THE SUBSIDIARIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, AND OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN ARTICLE VII

AND ARTICLE IX, NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASERS RESULTING FROM THE DISTRIBUTION TO THE PURCHASERS, THEIR AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASERS’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL BUSINESS OVERVIEW PRESENTATION DATED JUNE 2006 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASERS, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASERS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS
     The Purchasers, jointly and severally, hereby represent and warrant to each Seller as of the date hereof and as of the Closing Date as follows:
     Section 4.01. Organization and Authority of the Purchasers. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction for which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, the performance by each Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which each Purchaser is, or is specified to be, a party shall have been, duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which such Purchaser is, or is specified to be, a party shall constitute, legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms. Without limiting the generality of the foregoing, the Purchasers of shares of companies organized under the laws of Argentina represent and warrant that they are registered under Section 123 of the Argentine Companies Law; or, to the extent that any such Purchaser is an Argentine company, such Purchaser is duly and validly registered as an Argentine company.

     Section 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to such Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.
     Section 4.03. Governmental Consents and Approvals. The execution, delivery and performance by each Purchaser of this Agreement and the execution, delivery and performance by each Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) compliance with and filings under applicable anti-trust or trade regulation laws pursuant to Section 5.04(b), (b) filings that may be required under the Exchange Act, (c) those that may be required as a result of the nature of the Business or ownership of the Sellers, any of the Companies or any of the Subsidiaries or (d) where the failure to obtain any such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 4.04. Investment Purpose. Each Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws. Each Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Each Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.
     Section 4.05. Financing. Each Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price payable by such Purchaser and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby. Until the consummation of such transactions and immediately following the Closing, (a) neither Purchaser will be insolvent, (b) neither Purchaser will be left with unreasonably small capital, (c) neither Purchaser will have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of neither Purchaser will be impaired.

     Section 4.06. Litigation. As of the date hereof, no Action by or against either Purchaser is pending or, to the best knowledge of the Purchasers, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.
     Section 4.08. Independent Investigation; Sellers’ Representations. Each Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchasers and their Affiliates and representatives. Each Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, each Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or their representatives (except the specific representations and warranties of the Sellers set forth in Article III and the schedules thereto). Each Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Article III, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Companies, the Subsidiaries, the Shares or the Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchasers after the Closing in any manner other than as used and operated by the Sellers, the Companies and the Subsidiaries or (iii) the probable success or profitability of the Business after the Closing and (b) other than the indemnification obligations of the Sellers set forth in Article VII and Article IX, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchasers or to any other Person resulting from the distribution to the Purchasers, their Affiliates or representatives of, or the Purchasers’ use of, any information relating to the Business, including the Confidential Business Overview Presentation dated June 2006 and any information, documents or material made available to the Purchasers, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchasers or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.01. Conduct of Business Prior to the Closing. The Sellers covenant and agree that, except as described in Section 5.01 of the Disclosure Schedule or otherwise expressly permitted or required by the terms of this Agreement, between the date hereof and the Closing, the Sellers shall cause the Companies and the Subsidiaries to, (i) conduct their businesses in the usual, regular and ordinary course in the same manner as previously conducted in all material respects, and (ii) use their reasonable efforts to keep intact the Business in all material respects, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that the Business shall be materially unimpaired as of the Closing Date. Except as described in Section 5.01 of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the Closing Date, without the prior written consent of TII, which consent shall not be unreasonably withheld, the Sellers shall not, and shall not permit any Company or any Subsidiary to, do any of the following:
          (a) (i) issue or sell any capital stock, notes, bonds or other securities of any Company or any Subsidiary (or any option, warrant or other right to acquire the same), (ii) redeem any of the capital stock of any Company or any Subsidiary or (iii) declare, make or pay any dividends or distributions to the holders of capital stock of any Company or any Subsidiary; other than dividends and distributions declared, made or paid by any Company solely to any Seller or by any Subsidiary solely to any Company or another Subsidiary, in each case, in accordance with applicable Law such that no Company or Subsidiary shall be subject to mandatory capital reduction or its dissolution and for the avoidance of doubt the Companies and the Subsidiaries may declare, make or pay dividends in order to achieve the Closing Working Capital specified in Section 2.02(b);
          (b) (i) incur or assume Indebtedness for an amount in excess of $250,000 individually or $250,000 in the aggregate or (ii) incur or assume a Liability or guarantee any Liability other than in the ordinary course of business consistent with past practice for an amount in excess of $250,000 individually or $250,000 in the aggregate;
          (c) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Company or any Subsidiary;
          (d) except as required to ensure that any Benefit Plan or Benefit Agreement is not then out of compliance with applicable Law or to comply with any Benefit Plan or Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have heretofore been delivered to the Purchasers), (A) adopt, enter into, terminate, amend (including any amendments that lead to the funding or acceleration of the vesting or time of payment of any compensation or benefits), or enter into negotiations that may lead to an amendment of, any collective bargaining agreement (including the collective bargaining agreement with Sindicato Argentino de Television that expired in 2005), Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation, bonus, fringe, or other benefits of, or pay any bonus or benefit of any kind or amount whatsoever to, any Participant (other than normal increases in base salary in the ordinary course of business consistent with past practice), (C) grant or pay any change of control, severance or termination compensation or benefits or increase in any manner the change of control, severance or termination compensation or benefits of any Participant or (D) grant or amend any award under any Benefit Agreement or Benefit Plan (including the grant and amendment of stock-based and stock-related awards);

          (e) change any method of accounting or accounting practice or policy used by any Company or any Subsidiary, other than such changes required by applicable Law or GAAP;
          (f) except as otherwise provided in this Agreement, sell, lease, license, pledge, dispose of or encumber any assets or businesses (including the Business) other than in the ordinary course of business consistent with past practice;
          (g) settle or compromise any claims of any Company or any Subsidiary for more than $250,000;
          (h) permit, allow or suffer any of its Assets to become subjected to any Encumbrance of any nature whatsoever that would have been required to be disclosed in Sections 3.12, 3.13 or 3.14 of the Disclosure Schedule if existing on the date of this Agreement;
          (i) cancel any material Indebtedness owed to any Company or Subsidiary (individually or in the aggregate) or waive any claims or rights of substantial value other than in the ordinary course of business consistent with past practice;
          (j) pay, loan or advance any amount to, or sell, transfer or lease any of its Assets to, or enter into any agreement or arrangement with, the Sellers, any Affiliate of the Sellers, or any member of the Cisneros Group or Hicks Muse, except in connection with (A) intercompany transactions among the Companies and the Subsidiaries and (B) intercompany transactions among any Company or any Subsidiary, on the one hand, and any Purchaser or any subsidiary of any Purchaser, on the other hand, in each case in the ordinary course of business;
          (k) make, change or revoke any material Tax election or settle or compromise any material Tax liability;
          (l) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material to the Companies and the Subsidiaries, taken as a whole, or incorporate or form any corporation, partnership, association or other business organization;
          (m) make or incur any capital expenditure that is not currently approved in writing or budgeted and that, individually, is in excess of $250,000, or make or incur any such expenditures which, in the aggregate, are in excess of $250,000;
          (n) enter into any lease (including renewals) of real property, except in the ordinary course of business;

          (o) terminate, waive any material right, or amend in any material respect any contract described in Section 3.17 of the Disclosure Schedule;
          (p) enter into any employment contract, management contract or agreement (or similar arrangement) with any employee or independent contractor (including any freelancer) or consultant with annual compensation in excess of $75,000 or with a duration exceeding six months from the Closing Date;
          (q) enter into any contract or agreement for the distribution of a Service or any portion thereof anticipated to generate annual revenues in excess of $300,000;
          (r) enter into any contract or agreement which provides for payments by any Company or any Subsidiary after the date hereof in excess of $250,000 during any one-year period;
          (s) make any material change in its customary selling, pricing or billing practices;
          (t) enter into any advertising sales contract or agreement relating to the purchase of 10% or more of the annual advertising inventory of a Company Channel;
          (u) enter into any exclusive contract or agreement or any contract or agreement that limits or purports to limit the ability of any Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or that materially limit the conduct of the Business, as presently conducted, including limitations on the ability of any Company or any Subsidiary to enter into other contracts and agreements;
          (v) enter into any contract or agreement in connection with the production of any programming for the Company Channels involving annual expenditure in excess of $100,000;
          (w) enter into any contract or agreement anticipated to generate annual revenues in excess of $250,000 in connection with the licensing of any programming for the Company Channels; or
          (x) agree to take any of the actions specified in Section 5.01(a) through (w), except as contemplated by this Agreement and the Ancillary Agreements.
     Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, upon reasonable notice, each Seller shall, and shall cause each Company and each Subsidiary and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchasers and their authorized representatives reasonable access to the personnel, offices, properties and books and records of each Company and each Subsidiary and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchasers such additional financial and operating data and other information (or copies thereof) regarding the Business as the Purchasers may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchasers’

expense, during normal business hours, under the supervision of the Sellers’ personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Purchasers if the Sellers reasonably determine upon the advice of counsel that such disclosure would jeopardize any attorney client or other legal privilege.
          (b) In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to the Business, for a period of five years after the Closing Date or, if shorter, the applicable period specified in the Purchasers’ document retention policy, the Purchasers shall (i) retain the books and records relating to the Business, the Companies and the Subsidiaries relating to periods prior to the Closing Date and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.
          (c) In order to facilitate the resolution of any claims made against or incurred by the Purchasers, any Company or any Subsidiary relating to the Business, for a period of five years after the Closing or, if shorter, the applicable period specified in the Sellers’ document retention policy, the Sellers shall (i) retain the books and records relating to the Business, the Companies and the Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchasers, any Company or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchasers reasonable access (including the right to make, at the Purchasers’ expense, photocopies), during normal business hours, to such books and records.
     Section 5.03. Confidentiality. (a) The terms of the letter agreement dated as of July 11, 2006 (the “Confidentiality Agreement”), between Claxson and Time Warner Inc. are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchasers under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
          (b) Nothing provided to the Purchasers pursuant to Section 5.02(b) shall in any way amend or diminish the Purchasers’ obligations under the Confidentiality Agreement. Each Purchaser acknowledges and agrees that any Confidential Information provided to the Purchasers pursuant to Section 5.02(b) or otherwise by any Seller, any Company, any Subsidiary or any officer, director, employee, agent, representative, accountant, tax advisor or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
          (c) Each Seller shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Companies and the Subsidiaries, except (i) as required by Law or administrative process, (ii) for information any Seller must reasonably disclose to its auditors, attorneys, financial advisors and other agents and advisors in connection with post-Closing matters hereunder or other matters as to which such Seller has rights, retained obligations or liabilities hereunder and (iii) for information that is available to the public on the date of Closing, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03(c). The covenant set forth in this Section 5.03(c) shall terminate three years after the date of Closing.
     Section 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchasers and each of the Sellers agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, and (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority.
          (b) Each party hereto agrees, as promptly as practical, but in no event more than 30 days after the date hereof, to make its respective filing with applicable antitrust authorities in Argentina, Brazil and any other required jurisdictions with respect to the transactions contemplated by this Agreement and agrees to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust laws and regulations. The Sellers shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the Sellers). Purchasers will be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Authority respecting the transactions contemplated by this Agreement pursuant to any applicable antitrust or competition law, except to the extent that TII determines, in its reasonable good faith judgment, that there is no reasonable legal basis for contesting such ruling, order or other action or no reasonable prospect of a favorable determination thereunder. Notwithstanding anything to the contrary herein, for purposes of this Section 5.04, “reasonable best efforts” of the Purchasers shall not require any Purchaser to agree (and no Company or Subsidiary shall agree) to (i) divest or hold separate (including by trust or otherwise) any assets or any portion of any business of, or modify or accept conditions with respect to the operation of the business of, the Purchasers (not including the Company or any Subsidiary after the Closing) as of the date hereof, or (ii) divest or hold separate any significant assets or any significant portion of any business of, or modify or accept conditions with respect to any significant portion of the operations of, the Company and its Subsidiaries.
          (c) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking approvals from antitrust authorities. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
          (d) Prior to the Closing, the Sellers shall, and shall cause the Companies and the Subsidiaries to, use their reasonable best efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the transactions contemplated by this Agreement. The Purchasers shall cooperate and use their reasonable best efforts to assist the Sellers in giving such notices and obtaining such consents. Notwithstanding anything in the foregoing to the contrary, no party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent, approval or waiver may be required.
          (e) The Sellers and the Purchasers agree to use their reasonable best efforts and to take any and all steps necessary to make any filings with the SEC required pursuant to the Exchange Act in connection with this Agreement and the transactions contemplated hereby and agree to cooperate in providing each other with any additional information which the other parties may reasonably request in order to comply with the Exchange Act requirements.
          (f) The Sellers and the Purchasers agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business, any Company or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchasers, any Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
     Section 5.05. Retained Names and Marks. (a) Purchasers hereby acknowledge that all right, title and interest in and to the names “Claxson Interactive Group” and “Claxson”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Sellers, and that, except as expressly provided below, any and all right of the Companies and the Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Sellers. Purchasers further acknowledge that they have no rights, and are not acquiring any rights, to use the Retained Names and Marks, except as provided below.

          (b) Each Company and each Subsidiary shall, for a period of 45 Business Days after the date of the Closing, be entitled to use all of such Company’s and such Subsidiary’s existing stocks of signs, letterheads, advertisements and promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchasers shall cause such Company and such Subsidiary to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Sellers any rights with respect to Internet domain names incorporating any Retained Names or Marks. The Purchasers and all of the Companies and Subsidiaries, as well as any successors and/or assigns, shall thereafter permanently cease and desist from all use of any of the Retained Names and Marks in any form or manner, including, without limitation as part of any entity name or in connection with any goods or services, and shall not claim or purport to grant to any third party any rights with respect to any of the Retained Names and Marks or challenge or assist any third party in challenging in any way any of the Sellers’ rights with respect to same.
          (c) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Sellers to the Purchasers or the Companies and the Subsidiaries, whether by implication or otherwise, and nothing hereunder permits the Purchasers, any Company or any Subsidiary to use the Retained Names and Marks on any documents, materials, products or services other than in connection with the Existing Stock. The Purchasers shall ensure that all use of the Retained Names and Marks by the Companies and the Subsidiaries as provided in this Section 5.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to the Closing.
     Section 5.06. Notifications; Update of Disclosure Schedule. (a) Until the Closing Date, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          (b) The Disclosure Schedule shall automatically be deemed to be updated, without any action on the part of the parties hereto, to reflect any information provided in a notice required pursuant to this Section 5.06; provided, that the updating of the Disclosure Schedule pursuant to this Section 5.06 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 8.02(a) or for the purposes of determining whether any Person is entitled to indemnification pursuant to Article VII or Article IX.
     Section 5.07. Transition Services. Following the Closing, the Sellers shall provide, or cause to be provided, to the Business certain services that are currently provided by the Sellers and their Affiliates to the Business, and the Companies and Subsidiaries shall provide, or cause to be provided, certain services to the Sellers, all as more fully set forth in the transition services agreements listed on Schedule C (the “Transition Services Agreements”) to be entered into by the Sellers and the Purchasers as of the Closing, such agreements to be in form and substance reasonably satisfactory to Sellers and Purchasers and substantially on the economic and other material terms and conditions previously provided to Purchasers by Sellers (taking into account the discussions between the parties).

     Section 5.08. Other Pre Closing Actions. Prior to the Closing, the Sellers shall cause the following Ancillary Agreements to be entered into: (a) Transition Services Agreements; (b) Assignment and Assumption Agreement and (c) Escrow Agreement.
     Section 5.09. Assignment and Assumption Agreement. On the Closing Date the Sellers shall assign certain assets to the Companies, the Subsidiaries, the Purchasers or their Affiliates and the Companies, the Subsidiaries, the Purchasers or their Affiliates shall assume certain liabilities of the Sellers all as more fully set forth in an assignment and assumption agreement (the “Assignment and Assumption Agreement”) to be entered into by the Sellers, the Purchasers and the other Persons specified to be a party thereto as of the Closing, such agreement to be in form and substance reasonably satisfactory to Sellers and Purchasers.
     Section 5.10. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     Section 5.11. No Solicitation. The Sellers agree that between the date of this Agreement and the earlier of (a) the Closing Date and (b) the termination of this Agreement, the Sellers shall not, nor shall any Seller authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it or any Company or Subsidiary to, (i) solicit, initiate or encourage any other bid, (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. As used in this Section 5.11, “other bid” shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Business, any Company or any Subsidiary, other than (A) the transactions contemplated by this Agreement and (B) the sale of inventory or other assets in the ordinary course of business consistent with past practice.
     Section 5.12. Post-Closing Cooperation. (a) Each of the Sellers and the Purchasers shall cooperate with each other, and shall cause their officers, employees, agents, auditors, counsel and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Companies and the Subsidiaries from the Sellers to the Purchasers and to minimize any disruption to the Companies and the Subsidiaries and the other respective businesses of the Sellers and the Purchasers that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, the Sellers and the Purchasers shall furnish or cause to be furnished to each other and their respective officers, employees, agents, auditors, counsel and representatives access, during normal business hours, to such information and assistance relating to the Companies and the Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.
          (b) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.12. No party shall be required by this Section 5.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Purchasers, those of the Companies and the Subsidiaries).

     Section 5.13. Records. (a) On the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchasers all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession or under the control of the Sellers relating to the Business and operations of the Companies and the Subsidiaries to the extent not then in the possession of the Companies and the Subsidiaries, subject to the following exceptions:
          (b) Purchaser recognizes that certain Records may contain incidental information relating to the Companies and the Subsidiaries or may relate primarily to subsidiaries, divisions or businesses of the Sellers other than the Business, the Companies and the Subsidiaries, and that the Sellers may retain such Records and shall provide copies of the relevant portions thereof to the Purchasers;
          (c) The Sellers may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Companies and the Subsidiaries; and
          (d) The Sellers may retain any Tax Returns and related work papers and other records, and the Purchasers shall be provided with copies of such Tax Returns and related work papers and other records.
          (e) The Purchasers acknowledge that the Companies and the Subsidiaries possess information relating to the Sellers’ other operations. After the Closing, the Purchasers shall, and shall cause the Companies and the Subsidiaries to, preserve the confidential nature of such information (except as required by applicable Law or compulsory legal process) and provide the Sellers and their employees and other representatives access to such information upon reasonable notice and during normal business hours.
     Section 5.14. Indebtedness and Inter-company Indebtedness. On or prior to the Closing Date, all Indebtedness of the Companies and the Subsidiaries shall be satisfied in full in cash or assumed by any Seller or any Affiliate of the Sellers without recourse to the Companies and the Subsidiaries and all Inter-company Indebtedness other than any Inter-company Indebtedness between the Companies and the Subsidiaries shall be satisfied in full in cash or be capitalized and in the case of Imagen, the Amended and Restated Promissory Note of Imagen, dated November 15, 2005 in favor of Claxson shall be capitalized so that the accumulated losses of Imagen do not exceed 50% of its capital stock.
     Section 5.15. Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Purchasers duly signed resignations in the form of Exhibit 2.04(c) effective immediately after the Closing, of all directors, officers and syndics of the Companies and the Subsidiaries that will not continue as employees of any Company or Subsidiary after the Closing and in respect of any director, officer or syndic that will continue as an employee of any Company or Subsidiary after the Closing any such director, officer or syndic that TII has requested resign in a written notice to the Sellers at least five Business Days before the Closing and the Sellers shall take such other action as is necessary to accomplish the foregoing.

     Section 5.16. Redemption of Claxson’s 8.75% Senior Notes due 2010. As soon as reasonably practicable after the Closing, but not later than 30 days after the Closing, Claxson shall redeem all of Claxson’s outstanding 8.75% Senior Notes due 2010 (the “8.75% Senior Notes due 2010”), issued pursuant to that certain Indenture dated November 7, 2002 as supplemented by Addendum No. 1 as of July 10, 2003 and Addendum No. 2 as of November 4, 2003 (the “2002 Indenture”) among Claxson, Imagen and The Bank of New York.
     Section 5.17. Release of Claxson Guarantees. The Purchasers and the Sellers shall use their reasonable best efforts to have Claxson released, effective immediately after Closing, from its guarantee of each of the agreements listed in Section 5.17 of the Disclosure Schedule and in its place substitute TII or one of its creditworthy Affiliates as the guarantor, effective immediately after Closing, of each such agreement, unless the counterparties to any such agreement agree to release Claxson without requiring a substitute guarantor. Notwithstanding anything in the foregoing to the contrary, no party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such release may be required.
ARTICLE VI
EMPLOYEE MATTERS
     Section 6.01. Employee Benefits. (a) Promptly after the date hereof, the Sellers shall, or shall cause any of their Affiliates other than the Companies and the Subsidiaries to, make an offer of employment to the employees of Imagen listed in Section 6.01(a)(i) of the Disclosure Schedule (the “Specified Imagen Employees”), which employment shall commence immediately prior to the Closing. The Sellers shall, and shall cause their Affiliates other than the Companies and the Subsidiaries to, encourage the Specified Imagen Employees to accept employment with the Sellers and such Affiliates. Prior to the Closing Date, the Sellers shall cause Imagen to terminate the employment of the Specified Imagen Employees effective as of immediately prior to the Closing; provided that Imagen shall not be required to terminate the employment of the Specified Imagen Employees listed in Section 6.01(a)(ii) of the Disclosure Schedule.
          (b) From the Closing Date until the first anniversary thereof, the Purchasers shall provide, or cause their Affiliates (including, after the Closing, Imagen) to provide each of the employees of Imagen listed in Section 6.01(b) of the Disclosure Schedule (each, an “Imagen Employee”) who remain in the employment of Imagen after the Closing, with compensation and benefits that are substantially comparable in the aggregate to those provided to the Imagen Employees by Imagen immediately prior to the Closing Date; provided, that, except as may be required under applicable Law, (i) the Purchasers shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares; and (ii) no plans or arrangements of Imagen providing for such issuance prior to the Closing Date shall be taken into account in determining whether compensation and benefits are substantially comparable in the aggregate.

          (c) The Purchasers shall be entitled to, including by causing their Affiliates to, make an offer of employment effective on the Closing Date to the current employees of the Sellers or the Sellers’ Affiliates listed in Section 6.01(c) of the Disclosure Schedule (each a “Relevant Seller Employee”) with compensation and benefits that are substantially comparable in the aggregate to those provided by the Sellers or the Sellers’ Affiliates to the Relevant Seller Employees immediately prior to the Closing Date. From the Closing Date until the first anniversary thereof, the Purchasers shall, or shall cause their Affiliates to, provide the Relevant Seller Employees who accept employment with the Purchasers or their Affiliates (each, a “Transferred Employee”) with compensation and benefits that are substantially comparable in the aggregate to those provided by the Sellers or the Sellers’ Affiliates to the Transferred Employees immediately prior to the Closing Date. Notwithstanding the foregoing, except as may be required under applicable Law, (i) the Purchasers shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares and (ii) no plans or arrangements of the Sellers or the Sellers’ Affiliates providing for such issuance prior to the Closing Date shall be taken into account in determining whether compensation and benefits are substantially comparable in the aggregate. Each Transferred Employee shall receive credit for services with the Sellers or the Sellers’ Affiliates under any Purchasers’ employee benefit plans in which such Transferred Employee is eligible to participate after the Closing for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual) and with respect to all accrued vacation days, to the extent such service is recognized under the Benefit Plans; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.
          (d) Nothing contained herein shall be construed as requiring, and the Sellers, the Companies and the Subsidiaries shall take no action that would have the effect of requiring, any of the Purchasers, the Companies or the Subsidiaries to continue any specific plans or continue the employment of any specific Person after the Closing.
          (e) None of the Purchasers and the Affiliates of the Purchasers shall be obligated to offer employment to any employees of any Seller or any Affiliate of any Seller other than Imagen. None of the Purchasers and their Affiliates shall have any liabilities, obligations or commitments with respect to (i) any Specified Imagen Employees other than any Specified Imagen Employees who are listed in Section 6.01(a)(ii) of the Disclosure Schedule who remain employed by Imagen immediately following the Closing or (ii) any employees of any Seller or any Affiliate of any Seller other than Imagen who do not become Transferred Employees, and the Sellers shall indemnify the Purchasers and their Affiliates and hold the Purchasers and their Affiliates harmless with respect to any such liabilities, obligations and commitments.
          (f) The provisions of this Section 6.01 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

ARTICLE VII
TAX MATTERS
     Section 7.01. Tax Indemnities. (a) The Sellers shall indemnify and hold the Purchasers and their Affiliates harmless against (i) any liability for Excluded Taxes; (ii) any breach of the warranties made under Section 3.16(j) and (k); (iii) any additional Taxes (other than Excluded Taxes) payable by the Companies and the Subsidiaries as a result of a breach by Sellers of any covenant contained in this Article VII; and (iv) all liability for reasonable legal fees and expenses attributable to any item in clauses (i) through (iii).
          (b) The Purchasers shall be responsible for and shall indemnify and hold the Sellers and their Affiliates harmless against (i) any liability for Taxes of the Companies and the Subsidiaries other than Excluded Taxes, except as otherwise specified in Section 7.01; (ii) any breach by the Purchasers or their Affiliates of any covenant contained in this Article VII; and (iii) all liability for reasonable legal fees and expenses attributable to any item in clauses (i) and (ii).
          (c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 days following written notice by the indemnified party that payment of such amount to the appropriate taxing authority is due. In the case of a Tax that is contested in accordance with the provisions of Section 7.05, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate administrative or judicial authority.
     Section 7.02. Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of the Companies and the Subsidiaries considered to be Excluded Taxes shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that real, personal, and intangible property taxes (“Property Taxes”) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.
     Section 7.03. Tax Refunds and Tax Benefits. (a) Any Tax refund, credit or similar benefit not reflected in Closing Working Capital (including any interest paid or credited with respect thereto) relating to taxable periods (or portions thereof) ending on or before the Closing Date shall be the property of the Sellers, and if received by any Purchaser, any Company or any Subsidiary, shall be paid over promptly to the Sellers. The Purchasers shall, if the Sellers so request and at the Sellers’ expense, cause the Companies or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Sellers are entitled under this Section 7.03, provided that such action would not adversely affect the Purchasers or such Companies or other relevant entity. The Purchasers shall permit the Sellers to participate in (at the Sellers’ expense) the prosecution of any such refund claim.
          (b) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portion thereof) ending after the Closing Date shall be the property of the Purchasers, the Companies, and the Subsidiaries, and if received by any Seller or any Affiliate of any Seller, shall be paid over promptly to the Purchasers.

     Section 7.04. Calculation of Tax Losses. Any available amount otherwise payable under Section 7.01 shall be net of any insurance or other recoveries payable to the indemnified party or its Affiliates in connection with the facts giving rise to the right of indemnification and shall be (i) increased to take account of any net Tax cost when, as and if actually incurred by the indemnified party arising from the receipt of indemnity payments hereunder and (ii) reduced by any net Tax benefit when, as and if actually realized by the indemnified party arising in connection with any underlying adjustment resulting in the obligation of the indemnified party to pay Taxes or other amounts for which the indemnifying party is responsible under Section 7.01 or the accrual or payment of such Taxes. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. The indemnified party shall provide to the indemnifying party a statement setting forth the amount of such Tax cost or Tax benefit, with reasonable detail as to the calculation of such amount, and any information reasonably requested by the indemnifying party to verify that the calculation of the amount of such Tax cost or Tax benefit is consistent with the indemnified party’s relevant Tax Returns. The indemnified party shall hold, and will cause its Affiliates and representatives to hold, in confidence, all information so provided. For the avoidance of doubt, in no event shall the indemnified party be required to undertake, modify or abandon any Tax planning measures or produce its Tax Returns for inspection.
     Section 7.05. Contests. (a) After the Closing, the Purchasers shall promptly notify the Sellers’ Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any written demand or claim against the Purchasers, their Affiliates, any Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, may give rise to a claim by the Purchasers for indemnification by the Sellers under Section 7.01. Such notice shall contain factual information (to the extent known to the Purchasers, their Affiliates, any Company or any Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchasers fail to give the Seller Representative notice within a reasonable time following an asserted Tax liability as required by this Section 7.05, then the Sellers shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a material detriment to the Sellers.
          (b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the date of the Closing, the Sellers shall have the sole right, at their expense, to control the conduct of such Contest, provided that Seller acknowledges in writing that it has sole liability for any Taxes that might arise in such proceeding. Notwithstanding the preceding sentence, the Sellers shall not settle any Contest on a basis that would adversely affect the liability for Taxes of the Purchasers or any Company or Subsidiary without first obtaining such party’s written consent, which shall not be unreasonably withheld.

     Section 7.06. Preparation of Tax Returns. (a) The Sellers shall prepare and file (or cause the Companies and the Subsidiaries to prepare and file) on a basis consistent with past practice all Tax Returns relating to each Company and each Subsidiary for taxable periods ending on or before the Closing Date.
          (b) The Sellers shall timely prepare and file (or cause the Companies and Subsidiaries to prepare and file) on a basis consistent with past practice all Tax Returns required to be filed with respect to the Assets of the Companies and Subsidiaries for any Straddle Period only to the extent such Tax Returns are required to be filed on or prior to the Closing Date.
          (c) The Purchasers shall prepare and file (or cause the Companies and the Subsidiaries to prepare and file) on a basis consistent with past practice to the extent permissible under applicable Law, all required Tax Returns that relate to the Companies or any Subsidiary for taxable periods ending after the Closing Date.
          (d) The party responsible for preparing the Tax Return shall remit in a timely manner to the appropriate Governmental Authority all Tax due in connection with that Tax Return. However, for the avoidance of doubt, this provision shall not affect any right of indemnification under Section 7.01.
     Section 7.07. Tax Cooperation and Exchange of Information. The Sellers and the Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchasers shall cause the Companies and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Purchasers shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.07. Notwithstanding anything to the contrary in Section 5.02, each of the Sellers and the Purchasers shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of their Affiliates) relating to Tax matters of any Company or any Subsidiary for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records in accordance with the previous sentence, the party holding the records will provide the other party notice of such disposal and offer to deliver such records to the other party at the other party’s expense. Any information obtained under this Section 7.07 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     Section 7.08. Conveyance Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchasers, on the one hand, and the Sellers, on the other hand, shall share equally any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchasers and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchasers to comply with any pre-Closing filing requirements.
     Section 7.09. Tax Covenants. (a) Neither the Purchasers nor any Affiliate of the Purchasers shall take or omit to take, or cause or permit any Company or any Subsidiary to take or omit to take, any action listed in Section 7.09 of the Disclosure Schedule, that could increase the Sellers’ or any of their Affiliates’ liability for Taxes.
          (b) Neither the Purchasers nor any Affiliate of the Purchasers shall amend, refile or otherwise modify, or cause or permit any Company or any Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Sellers (such consent not to be unreasonably withheld).
          (c) Sellers shall not, and shall not cause the Company or any Subsidiary to, make or revoke or permit to be made or revoked any Tax election relating to the Company, any Subsidiary or ownership of the Shares, without the prior written consent of the Purchasers (such consent not to be unreasonably withheld).
     Section 7.10. Tax Sharing Agreements (a) Any Tax sharing agreement or arrangement between the Sellers or any of their Affiliates (other than the Companies and the Subsidiaries), on the one hand, and any of the Companies and the Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing and the Companies and the Subsidiaries will have no further obligations under the agreements.
     Section 7.11. Miscellaneous. (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price (except to the extent attributable to interest).
          (b) This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.
          (c) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations with respect to each taxing jurisdiction of any Company or any Subsidiary for the Taxes in question (taking into account any extensions or waivers thereof). Notwithstanding any provision in this Agreement to the contrary, the representations and warranties in Section 3.16(j) and (k) shall survive the Closing and shall remain in full force (i) until the expiration of the applicable statutes of limitations for the Taxes against which such losses and credits have been used or (ii) in the event that such losses and credits have not been used, until they have expired. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

ARTICLE VIII
CONDITIONS TO CLOSING
     Section 8.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchasers contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects when made (or deemed made) and on and as of the Closing and (B) that are qualified as to “materiality” shall be true and correct when made (or deemed made) and on and as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects. The Sellers shall have received a certificate from the Purchasers signed by an executive officer thereof with respect to the matters described in this Section 8.01(a).
          (b) Governmental Approvals. Sellers shall have received, obtained or made all applicable authorizations, consents or approvals from, or declarations or filings with, the antitrust authorities in Argentina for the consummation of the transactions contemplated by this Agreement.
          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) Third Party Consents. The Purchasers and the Sellers shall have received the third party consents set forth in Section 8.01(d) of the Disclosure Schedule.
          (e) Terminated Agreements. The agreements set forth in Section 8.01(e) of the Disclosure Schedule shall have been terminated.
          (f) No Proceeding or Litigation. No material Action shall have been commenced by any Governmental Authority against any party seeking to restrain the transactions contemplated by this Agreement.
          (g) Transition Services Agreements. The Purchasers or their Affiliates shall have executed and delivered to Sellers each Transition Services Agreement to which it is or is specified to be a party.

     Section 8.02. Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Purchasers, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made (or deemed made) and on and as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct when made (or deemed made) and on and as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects. The Purchasers shall have received a certificate from the Sellers signed by an executive officer thereof with respect to matters described in this Section 8.02(a).
          (b) Governmental Approvals. Purchasers shall have received, obtained or made all applicable authorizations, consents or approvals from, or declarations or filings with, the antitrust authorities in Argentina for the consummation of the transactions contemplated by this Agreement.
          (c) No Proceeding or Litigation. No material Action shall have been commenced by any Governmental Authority against any party, seeking to restrain the transactions contemplated by this Agreement.
          (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (e) Third Party Consents. The Purchasers and the Sellers shall have received the third party consents set forth in Section 8.02(e) of the Disclosure Schedule.
          (f) Pre-Closing Actions. Completion of the actions set forth in Section 5.08, and Section 5.14.
          (g) Escrow Agreement. The Escrow Agreement shall have been signed by all of the parties thereto.

ARTICLE IX
INDEMNIFICATION
     Section 9.01. Survival of Representations and Warranties. The representations and warranties contained herein shall survive until the date that is eighteen (18) months after the date of Closing; provided, however, that the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.12, Section 3.14 and Section 4.01 shall survive indefinitely, the representations and warranties contained in Section 3.11, Section 3.13, Section 3.15 and Section 3.23 shall survive until the expiration of the applicable statute of limitations for any claims relating thereto. and the representations and warranties covered in Section 3.16(j) and (k) shall survive as described in Section 7.11. The covenants and agreements contained in this Agreement shall survive Closing and continue in full force and effect in accordance with their terms. If written notice of a claim has been given in accordance with Section 9.05 prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved. Any claim based on fraud shall survive the Closing Date for the applicable statute of limitations.
     Section 9.02. Indemnification by the Sellers. The Purchasers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss”), arising out of, based on, or resulting from: (i) the breach of any representation or warranty made by the Sellers in Article III of this Agreement and (ii) the breach of any covenant or agreement by the Sellers contained in this Agreement.
     Section 9.03. Indemnification by the Purchasers. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchasers for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchasers in Article IV of this Agreement; (ii) the breach of any covenant or agreement by the Purchasers contained in this Agreement and (iii) any Loss resulting from the other party to a guarantee made by Claxson and not released pursuant to Section 5.17 seeking to collect thereunder due to the performance or failure to perform any obligation pursuant to any such agreement on or after the Closing.
     Section 9.04. Limits on Indemnification. (a) No claim may be asserted nor may any action be commenced against an Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
          (b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02 or Section 9.03 (other than clause (iii) thereof), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds on a cumulative basis an amount equal to one percent (1%) of the Purchase Price; (ii) no Losses may be claimed under Section 9.02 or Section 9.03 by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $10,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable losses which may be recorded from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02 or Section 9.03 shall be an amount equal to $47,000,000; and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive or incidental damages.

          (c) For all purposes of this Article IX, “Losses” shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, and shall be (i) increased to take account of any net Tax cost when, as and if actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any net Tax benefit when, as and if actually realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. The Indemnified Party shall provide to the Indemnifying Party a statement setting forth the amount of such Tax cost or Tax benefit, with reasonable detail as to the calculation of such amount, and any information reasonably requested by the Indemnifying Party to verify that the calculation of the amount of such Tax cost or Tax benefit is consistent with the Indemnified Party’s relevant Tax Returns. The Indemnified Party shall hold, and will cause its Affiliates and representatives to hold, in confidence, all information so provided. For the avoidance of doubt, in no event shall the Indemnified Party be required to undertake, modify or abandon any Tax planning measures or produce its Tax Returns for inspection.
     Section 9.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
          (b) If an Indemnified Party shall receive notice of any third party Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party under this Article IX. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
     Section 9.06. Remedies. The Purchasers and the Sellers acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchasers and the Sellers for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchasers or the Sellers, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
     Section 9.07. Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by either the Sellers or the Purchasers if the Closing shall not have occurred by September 30, 2007; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (b) by either the Purchasers or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
          (c) by the Sellers if the Purchasers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Sellers to the Purchasers specifying such breach;
          (d) by the Purchasers if the Sellers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchasers to the Sellers specifying such breach; or
          (e) by the mutual written consent of the Sellers and the Purchasers.
     Section 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto after such termination except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI
GENERAL PROVISIONS
     Section 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Sellers will cause the Companies and the Subsidiaries not to incur any out of pocket expenses in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.
     Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
if to the Sellers:
Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, FL 33132
Telecopy: (305) 894-4803
Telephone: (305) 894-3577
Attention: General Counsel
with copies:
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Telecopy: (305) 579-0717
Telephone: (305) 579-0500
Attention: Paul Berkowitz, Esq.
and:
Quattrini, Laprida & Associates
Av. del Libertador 602, 4o Piso
Buenos Aires, (C 1001 ABT) Argentina
Telecopy: (54-11) 4814-1091
Teléfono: (54-11) 4814-1190
Atención: Federico H. Laprida, Esq.
if to the Purchasers:
Turner Broadcasting System, Inc.
One CNN Center
14th Floor, North Tower
Atlanta, Georgia 30303
Telecopy: (404) 827-2381
Attention: Louise S. Sams, Esq.
Executive Vice President and General Counsel
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy: (212) 474-3700
Attention: John T. Gaffney, Esq.

     Section 11.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
     Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     Section 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchasers with respect to the subject matter hereof and thereof.
     Section 11.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchasers (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchasers), as the case may be. Any attempted assignment in violation of this Section 11.06 shall be void.
     Section 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchasers or (b) by a waiver in accordance with Section 11.08.
     Section 11.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     Section 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

     Section 11.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
     Section 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in state or Federal courts sitting in the State of Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 11.02. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consents to jurisdiction set forth in this Section 11.11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.11 and shall not be deemed to confer rights on any Person other than the parties.
     Section 11.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
     Section 11.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: CLAXSON INTERACTIVE GROUP INC.
By:	/s/ Roberto Vivo-Chaneton
	Name:	Roberto Vivo-Chaneton
Title:

MOREHAVEN INVESTMENTS, INC.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

SANTORI N.V.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

CLAXSON USA II, INC.
By:	/s/ Ezequiel Paz
	Name:	Ezequiel Paz
Title:

EL SITIO, INC.
By:	/s/ Roberto Vivo-Chaneton
	Name:	Roberto Vivo-Chaneton
Title:

MADARY S.A.
By:	/s/ Amaya Ariztoy
	Name:	Amaya Ariztoy
Title:

PURCHASERS: TURNER INTERNATIONAL, INC.
By:	/s/ Louise S. Sams
	Name:	Louise S. Sams
Title:

TURNER INTERNATIONAL HOLDING COMPANY
By:	/s/ Louise S. Sams
	Name:	Louise S. Sams
Title:

TURNER INTERNATIONAL LATIN AMERICA NETWORKS LLC
By:	/s/ Louise S. Sams
	Name:	Louise S. Sams
Title:

SCHEDULE A
Sellers and Purchasers of the Shares
SHARES SOLD TO TII

SELLER	COMPANY	SHARES	PURCHASE PRICE %[1]
Claxson Interactive Group, Inc.	CTG Inversora S.A.	54,596,314 shares (95%)	TBD

SHARES SOLD TO TILAN

SELLER	COMPANY	SHARES	PURCHASE PRICE %
Morehaven Investments, Inc.	Carson International Ltd.	1,000 shares (100%)	TBD
Santori N.V.	Hispanic Television Channel BV	180 shares (100%)	TBD
Claxson USA II, Inc.	HTV, LLC	100% of the membership interests	TBD

SHARES SOLD TO TIHC

SELLER	COMPANY	SHARES	PURCHASE PRICE %
El Sitio, Inc.	CTG Inversora S.A.	2,873,490 shares (5%)	TBD
El Sitio, Inc.	Imagen Satelital S.A.	2,593,110 shares (3.9894%)	TBD
Madary S.A.	Bloomfiel Uruguay	274 shares (.0001%)	TBD

[1]	Purchase Price to be agreed between Sellers and Purchasers prior to Closing.

SCHEDULE B
List of Ancillary Agreements
Transition Services Agreements
Assignment and Assumption Agreement
Escrow Agreement

SCHEDULE C
Transition Services Agreements
Program Origination Services Agreement
Website Services Agreement
Wireless Sales Representation Agreement
Broadband Distribution Agreement
Uplink Agreement
Satellite Transponder Space Agreement
Transitional Software and IT Support Agreement
License for VOD Distribution

EXHIBIT 1.01(a)
SAMPLE STATEMENT OF CLOSING WORKING CAPITAL

EXHIBIT 1.01(c)
SELLERS’ KNOWLEDGE
Roberto Vivo
Ralph Haiek
Jose Maria Bustamante
Jose Antonio Ituarte
Mariano Varela
Fernando Gaston
Amaya Ariztoy
Alfredo Jiménez
Alejandro Suarez del Cerro
Ezequiel Paz
Diego Mikiej
Rafael Jorba
Angel Zambrano

EXHIBIT 2.04(b)
FORM OF TRANSFER NOTICE

EXHIBIT 2.04(c)
FORM OF RESIGNATION

EXHIBIT 3.01
SHAREHOLDER CONSENT